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                                                                       EXHIBIT 5

                                  July 7, 2003


Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, DC 20549

         Re: Cavco Industries, Inc.: Registration of an Additional 450,000 Shares of Common Stock of Cavco Industries, Inc. under the Cavco Industries, Inc. Stock Incentive Plan and a maximum 100,000 Shares of Common Stock of Cavco Industries subject to a Restricted Stock Award Agreement.

Ladies and Gentlemen:

         As Counsel to Cavco Industries, Inc. (the "Corporation"), I am familiar with the Cavco Industries, Inc. Stock Incentive Plan (the "Plan") and the proposed offer and sale of an additional 450,000 shares (the "Plan Shares") of Common Stock, $0.01 par value per share, of the Corporation pursuant to the Plan. I am also familiar with the Restricted Stock Award Agreement (the "Agreement") with Joseph H. Stegmayer relating to an award of up to 100,000 shares (the "Restricted Shares") of Common Stock, $0.01 par value per share, of the Corporation subject to the Agreement.

         I have also made such further investigations as I have deemed necessary to express the opinions herein stated.

         I am of the opinion that the Plan Shares and the Restricted Shares, which are hereafter issued upon exercise of options duly granted under and in accordance with the terms of the Plan and the Agreement, respectively, will, upon the payment of the consideration therefore required by the terms of the Plan and the Agreement, be duly and validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Plan Shares and Restricted Shares, and to any references to me in such Registration Statement.

                                       Very truly yours,


                                       /s/ David A. Greenblatt

                                       David A. Greenblatt